Fall 2014 Preleasing Summary

	Design Beds	% of NOI	2013 Opening Occupancy	Preleasing at April 6,		Preleasing Ahead/(Behind)	Projected Rate Growth
				2014	2013
Same-Communities - by Tier
Prior Year Occupancy Below 90% (Tier 1)	4,173	13.2%	82.7%	52.9%	43.5%	9.4%	(0.5)%
Prior Year Occupancy 90% to 94.9% (Tier 2)	5,992	26.6%	92.3%	55.8%	49.8%	6.0%	1.0%
Prior Year Occupancy 95% to 97.9% (Tier 3)	5,514	21.1%	96.4%	58.9%	57.6%	1.3%	3.1%
Subtotal - Tiers 1 - 3	15,679	60.9%	91.2%	56.1%	50.9%	5.2%
Prior Year Occupancy 98% and Above (Tier 4)	8,235	39.1%	99.8%	83.2%	83.6%	(0.4)%	2.8%
Total Same-Communities (1)	23,914	100.0%	94.2%	65.4%	62.2%	3.2%	2.0%
Total New-Communities	3,024			65.8%
Total Communities	26,938			65.5%

Projected Fall Revenue:

Based on current leasing velocity shown above and individual market conditions, we are projecting fall revenue to be up 3% to 4%, including a 1% to 2% increase in occupancy and an approximate 2% growth in net rental rates.

NOTE: Leasing update does not include 601 same-community and 2,381 new-community beds at the University of Kentucky. Although the university's assignment process does not occur until May, all 2,982 beds, which include the 601 beds delivered in 2013, are currently 160% applied for this fall.

(1) The same-community designation for leasing purposes is different than for financial statement purposes. A community is considered same-community for leasing when the Company has managed the leasing process for at least two leasing cycles, including the Fall 2014 lease cycle.